                                                                    Exhibit 10.9

                            Internet Travel Network
                              453 Sherman Avenue
                              Palo Alto, CA 94306

                                 March 1, 1999

Mr. Richard D.C. Whilden
106 South Poinsettia Avenue
Manhattan Beach, CA  90266

Dear Dick:

          I am very pleased to confirm your agreement to remain with Internet Travel Network (the "Company") in a different capacity following your resignation as President and Chief Executive Officer. The terms of your continuing relationship with the Company are as follows:

          1. Employee Position Until March 15, 1999. You will serve as a full-time employee until March 15, 1999. During this period, you will continue to earn a salary at the rate currently in effect and will have the opportunity to earn a prorated cash bonus for calendar year 1999. The 1999 bonus will be paid on or about April 30, 1999. You will also receive a cash bonus for calendar year 1998 in the amount of $100,000. The 1998 bonus will be paid on or about March 31, 1999.

          2. Positions After March 15, 1999. You will continue to serve as Chairman of the Board of Directors of the Company at the discretion of the Board. In addition, you will make yourself available to provide consulting services to the Company from March 16, 1999, to March 15, 2000. During this period, the Company will pay you a retainer of $5,000 per month for up to two days of consulting per month. Any consulting services in excess of two days per month will be compensated at the rate of $2,000 per day. The Company will also pay or reimburse reasonable expenses incurred in connection with your consulting services or your service as Chairman of the Company's Board of Directors. Either you or the Company may terminate your position as a consultant at any time and for any reason. If the Company terminates your position as a consultant before December 31, 1999, then your retainer payments of $5,000 per month will continue until December 31, 1999. In addition, if your service with the Company as a consultant and/or member of the Board of Directors terminates before March 15, 2000, for any reason other than your voluntary resignation, then the vested portion of your shares of the Company's common stock will be determined as if your service had continued until March 15, 2000.

          3. Restricted Stock Award. You and the Company will amend the Restricted Stock Agreement dated March 19, 1998. Under the amendment, all of the shares of the Company's common stock described in that agreement will be vested on March 10, 2000, if

Mr. Richard D.C. Whilden
March 1,1999
Page 2


your continuous service as a consultant to the Company or a member of the Company's Board of Directors continues until that date. During the period from March 10, 1999, to March 10, 2000, the remaining unvested shares will vest at the rate of 27,083.33 shares upon the completion of each month of continuous service as a consultant to the Company or a member of the Company's Board of Directors. All other terms of the Restricted Stock Agreement dated March 19, 1998, will remain unchanged.

          4. Entire Agreement. This letter and the Exhibits attached hereto contain all of the terms of your relationship with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company (including, without limitation, the letter agreement dated March 10, 1998). However, this letter does not affect the options and shares previously granted to you by the Company, except as provided in Paragraph 3 above.

          5. Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

          We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter and returning it to me.

          We look forward to your continuing valuable contributions to the Company.

Mr. Richard D.C. Whilden
March 1,1999
Page 3


          If you have any questions, please call me at (650) 854-7691.


                                       Sincerely,

                                       On behalf of the Board of Directors of
                                       Internet Travel Network

                                       Jeffrey D. Brody
                                       Member of the Board of Directors


I have read and accept this agreement:



___________________________________    Dated:  March 1, 1999
     Richard D.C. Whilden